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                                                                   EXHIBIT 23.1

                       [LETTERHEAD OF COOPERS & LYBRAND]


                       CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Prospectus Supplement dated August 14, 1997 (to Prospectus dated August 14, 1997) of BA Mortgage
Securities, Inc., relating to Mortgage Pass-Through Certificates, Series 1997-1, of our report dated January 24, 1997 on our audits of the consolidated financial statements of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our Firm under the caption "Experts."

                                            /s/ Coopers & Lybrand L.L.P.

                                            COOPERS & LYBRAND L.L.P.

New York, New York
August 18, 1997